Exhibit 3.1(i)

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

AVRA SURGICAL MICROSYSTEMS, INC.

The Articles of Incorporation of AVRA SURGICAL MICROSYSTEMS, INC. (the “Corporation”), originally filed with the Florida Secretary of State on February 4, 2015, are hereby amended and restated in their entirety under the Florida Business Corporation Act (“FCBA”) as follows:

ARTICLE I. NAME

The name of the Corporation is AVRA MEDICAL ROBOTICS, INC.

ARTICLE II. MAILING ADDRESS

The address of the Corporation’s principal office and the mailing address is 1600 SE 15th Street, #512, Fort Lauderdale, Florida 33316. The Board of Directors of the Corporation may, from time to time, change the address of the Corporation.

ARTICLE III. DURATION AND COMMENCEMENT OF EXISTENCE

The Corporation shall exist perpetually. The existence of the Corporation will commence on the date of filing of these Articles of Incorporation with the Secretary of the State.

ARTICLE IV. PURPOSE

The Corporation is organized to engage in any activity or business permitted under the laws of the United States and Florida.

ARTICLE V. CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which this Corporation shall have authority to issue is one hundred five million (105,000,000), consisting of (i) one hundred million (100,000,000) shares of common stock, par value $.0001 (the "Common Stock”), and (ii) five million (5,000,000) shares of preferred stock, par value $.0001 (the "Preferred Stock").

The designations preferences, qualifications, limitations, rights and restrictions of the Preferred Stock and the Common Stock are as follows:

A.            PROVISIONS RELATING TO THE PREFERRED STOCK:

1.             The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations, preferences, qualifications, limitations, rights and restrictions as are stated and expressed in these Articles of Incorporation and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board of Directors are prescribed below.

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2.            Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance and redemption of any such Preferred Stock, and, with respect to each class or series of Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance of the class or series the following:

(a)        Whether or not the class or series is to have voting rights, full or limited, or is to be without voting rights;

(b)        The number of shares to constitute the class or series and the designations of the class or series;

(c)        the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions, if any, with respect to any class or series;

(d)        Whether or not the shares of any class or series shall be redeemable and if redeemable, the redemption price or prices, and the time or times at which the terms and conditions upon which such shares shall be redeemable and the manner of redemption;

(e)         whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds shall be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

(f)         the dividend rate, if any, whether any such dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when any such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or series of stock, whether or not such dividends shall be cumulative or non-cumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g)        The preferences, if any, and the amounts which the holders of any class or series shall be entitled to receive upon the voluntary or involuntary dissolution of or upon any distribution of the assets of the Corporation;

(h)        whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price, ratio or rate at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i)          Such other special rights and protective provisions with respect to any class or series as the Board of Directors may deem advisable and in the best interest of the Corporation.

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The shares of each class or series of Preferred Stock may vary from the shares of any other class or series in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of Preferred Stock designated for any class or series by a resolution, subtracting from such series unissued shares of Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of Preferred Stock.

B.            PROVISIONS RELATED TO THE COMMON STOCK:

1.            Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, all rights to vote and all voting power shall be vested exclusively in the holders of Common Stock.

2.            Subject to the rights of the holders of the Preferred Stock, the holders of Common Stock shall be entitled to receive when, as and if declared by the Board of Directors, out of funds legally available for such purpose, dividends payable in cash, stock or otherwise.

3.             Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

C.            GENERAL PROVISIONS:

1.             Except as may be provided by the resolutions of the Board of Directors authorizing the issuance of any class or series of Preferred Stock, as provided above, cumulative voting by any shareholder is hereby expressly denied.

2.             No shareholder of this Corporation shall have, by reason of its holding shares of any class or series of stock of the Corporation, any preemptive or preferential rights to purchase or subscribe for any other shares of any class or series of this Corporation now or hereafter authorized and any other equity securities, or any notes, debentures, warrants, bonds, or other securities convertible into, or options or warrants to purchase shares of, any class or series, now or hereafter authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such shareholder.

ARTICLE VI. REGISTERED OFFICE AND AGENT

The street address of the registered office of the Corporation is 1600 SE 15th Street, # 512, Fort Lauderdale, Florida 33316. The Corporation's registered agent at that address is Barry F. Cohen.

ARTICLE VII. INCORPORATOR

The name and street address of the Incorporator is Barry F. Cohen, 1600 SE 15th Street, Fort Lauderdale, Florida 33316.

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ARTICLE VII. SHAREHOLDERS’ MEETINGS

The Corporation shall hold a special meeting of shareholders only:

A.            on call of the Board of Directors or persons authorized to do so by the Corporation's Bylaws; or

B.             if the holders of not less than fifty percent (50%) of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date, and deliver to the Corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.

ARTICLE IX. LIMITATION ON DIRECTOR LIABILITY

A director shall not be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) under Section 607.0831 of the FBCA, or (iv) for any transaction from which such director derives an improper personal benefit. If the FBCA is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. No repeal or modification of this Article IX shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

ARTICLE X. INDEMNIFICATION

The Corporation shall indemnify, to the fullest extent permitted by law, as now or hereafter in effect, the Incorporator, and any officer or director of the Corporation. Without limiting the generality of the foregoing, the Bylaws may provide for indemnification of the officers, directors, employees and agents on such terms and conditions as the Board of Directors may from time to time deem appropriate or advisable.

ARTICLE XI. BOARD OF DIRECTORS

The Corporation shall have no less than one (1) or more than fifteen (15) Directors. The number of Directors may be altered from time to time on accordance with the Corporation’s Bylaws.

ARTICLE XII. BYLAWS

The power to adopt, alter, amend or repeal the Bylaws shall be vested in the Board of Directors and the shareholders, except that the Board of Directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that the bylaw is not subject to amendment or repeal by the Directors.

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ARTICLE XIII. AMENDMENTS

The Corporation reserves the right to amend, alter, change, or repeal any provision in these Articles of Incorporation in the manner prescribed by law, and all rights conferred on shareholders are subject to this reservation.

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As of the date of filing these Amended and Restated Articles of Incorporation, there are no shareholders and shareholder approval is not required to effectuate such filing. I submit this document and affirm that the facts stated herein are true. I am aware that false information submitted in a document to the Department of State constitutes a third degree felony as provided for in s. 817.155 F.S.

Effective Date: November 5, 2015.
Barry F. Cohen, Incorporator

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ACCEPTANCE OF REGISTERED AGENT

The undersigned agrees to act as registered agent for AVRA MEDICAL ROBOTICS, INC. to accept service of process at the place designated in these Amended and Restated Articles of Incorporation, and to comply with the provisions of Chapter 607, Florida Statutes, and acknowledges that the undersigned is familiar with, and accepts, the obligations of such position on this 2nd day of November, 2015.

Barry F. Cohen

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